SENTRY PETROLEUM LTD. APPOINTS LEADING INDEPENDENT ENGINEERING FIRM TO ASSESS OIL AND GAS PORTFOLIO.

Denver, Colorado (FSC – December 22, 2010) Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has engaged Resource Investment Strategy Consultants (RISC), a leading independent petroleum-engineering firm.  With offices in London and Australia, RISC's services cover the entire range of the oil and gas business lifecycle in conventional petroleum, coal seam gas and tight gas properties. As part of RISC’s strategic alliance with international audit and advisory firm KPMG, RISC provides services tailored to the needs of both the upstream and downstream sectors of the oil and gas industry including independent asset valuations.

Sentry Petroleum President and CEO Dr. Rajeswaran commented, “RISC has represented over 500 energy companies in 68 countries and is perfectly suited to assess our oil and gas assets. They are leaders in their field and have worked with many firms including CNOOC, (NYSE:CEO) the Chinese National Offshore Oil Company. They provided technical and commercial due diligence and reserves report enabling CNOOC to attain  government project approval in Queensland Australia which led to an LNG sales Contract with BG Group valued at A$50 billion.”

A Sentry spokesperson advised that the scope of RISC’s independent review would include among other things confirming reasonableness of the resource estimates of oil and gas volumetrics and indicative prospect economics on representative sample of key leads and prospects, estimate EMV and dollars per barrel and dollars per Mcf of gas unit values. The evaluation is expected to be completed in the first quarter of 2011 with Sentry’s 2011 appraisal drilling campaign to commence thereafter in March.

Dr. Rajeswaran concluded, “RISC will provide a technical assessment of our oil and gas assets with particular emphasis on ATP 865 and the three drill ready oil and gas prospects and twelve leads delineated to date.”

In other news a company spokesperson advised that Ms. Heather Grant resigned as company secretary to pursue other opportunities.

About Sentry Petroleum:

Sentry Petroleum is an American energy company with 10,600 sq. miles of oil, gas and coal seam gas rights in Queensland Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Our strategy is to drill our prospects and leads and independently certify the results. The Company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale.

Contact:

Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.